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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


     Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934
                               (Amendment No. 1)

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                               Shop at Home, Inc.
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                (Name of Registrant as Specified In Its Charter)

C. Michael Norton, Wyatt, Tarrant & Combs, 1500 Nashville City
Center, Nashville, Tennessee 37219
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                February 25, 1998


To the Shareholders of
    Shop at Home, Inc.

Dear Shareholder:

         On February 13, 1998, Shop at Home, Inc. (the "Company") distributed to its shareholders a Proxy Statement with regard to its annual meeting of shareholders to be held on March 6, 1998. One of the items to be voted on at that meeting is a proposal to change the terms of members of the Board of Directors from one year to staggered three year terms. A part of that proposal calls for an amendment to the Company's Charter to provide that Directors may be removed by a vote of the shareholders for cause. Management proposed these changes because it believed that they would provide for continuity and stability in the Board's leadership and policies, particularly in the event of an unsolicited tender offer.

         The Company is currently in the process of registering additional securities in connection with the proposed acquisition of certain television station properties from Global Broadcasting Systems, Inc. One of the states in which we have sought registration (California) has a strict policy with regard to "shareholder democracy" rights and indicates that it is not prepared to clear our registration unless our Directors can be removed by vote of the shareholders with or without cause. Because of this requirement, the Board of Directors has voted to rescind its recommendation to the shareholders and to remove this matter from the agenda for the March 6 meeting. Accordingly, the staggered terms proposal in the Proxy Statement will not be taken up at the meeting and votes in regard to that proposal will not be computed. As a result, all nominees for membership on the Board of Directors will be for one year terms, until the next annual meeting of shareholders and until their successors are elected and qualify.

         In addition, the agenda for the shareholders meeting includes an item giving the Board of Directors the right, for a period of 180 days, to file the documents necessary to effect a 1:2 reverse stock split. If this proposal were to have been made effective by the Board, each two shares of Common Stock of the Company would have been automatically converted to one share. The Board considered this proposal as a means of possibly increasing the market price of its stock to above $5.00. Management of the Company has considered the possibility of applying for listing on the Nasdaq National Market (the Company is presently traded on the Nasdaq SmallCap Market), which has a minimum share price of $5.00 required for listing. Management believes that such a listing would have the effect of increasing the marketability and liquidity of its Common Stock. Since making this proposal, management has received a number of comments from its shareholders suggesting that a reduction by one-half of the number of shares of the Company available in the market may have the effect of reducing the


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liquidity of the stock. The Board of Directors has decided to heed these suggestions, and has also voted to affirmatively rescind its earlier action and to delete any consideration of the reverse stock split from the agenda for the shareholders meeting. Accordingly, that matter will not be taken up and any votes cast on that item by proxy will not be computed.

         We appreciate the input from our shareholders and the continuing interest in our Company.

                                          Sincerely,

                                          /s/ George J. Phillips
                                          -------------------------------------
                                          George J. Phillips
                                          Vice President and General Counsel

Shop at Home, Inc.
P.O. Box 12600
Knoxville, TN 37912
Phone: 423-688-0300
Fax: 423-689-5069
NASDAQ: SATH